Exhibit 12.1

CNA FINANCIAL CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred dividends for each of the periods indicated. The 2008 Senior Preferred was fully redeemed in 2010.

	Years Ended December 31
(In millions, except ratio amounts)	2012	2011	2010	2009	2008

Income (loss) from continuing operations before income tax and noncontrolling interest	$872	$871	$1,112	$538	$(555)
Less:
Income (loss) from equity investees	251	48	249	315	(379)
Preferred stock dividends	—	—	117	187	29
Add:
Fixed charges	191	196	295	337	186
Distributions from equity investees	162	145	113	92	67
Income as adjusted	$974	$1,164	$1,154	$465	$48
Fixed charges:
Interest	$170	$175	$157	$128	$134
Portion of rents representative of the interest factor	17	17	17	17	17
Preferred stock dividends	—	—	117	187	29
Interest credited to policyholders	4	4	4	5	6
Fixed charges	$191	$196	$295	$337	$186

Ratio of earnings to fixed charges and preferred dividends	5.1	5.9	3.9	1.4		(a)

(a)      For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $138 million.

CNA FINANCIAL CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES EXCLUDING PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges excluding preferred dividends for each of the periods indicated.

	Years Ended December 31
(In millions, except ratio amounts)	2012	2011	2010	2009	2008

Income (loss) from continuing operations before income tax and noncontrolling interest	$872	$871	$1,112	$538	$(555)
Less:
Income (loss) from equity investees	251	48	249	315	(379)
Add:
Fixed charges	191	196	178	150	157
Distributions from equity investees	162	145	113	92	67
Income as adjusted	$974	$1,164	$1,154	$465	$48
Fixed charges:
Interest	$170	$175	$157	$128	$134
Portion of rents representative of the interest factor	17	17	17	17	17
Interest credited to policyholders	4	4	4	5	6
Fixed charges	$191	$196	$178	$150	$157

Ratio of earnings to fixed charges excluding preferred dividends	5.1	5.9	6.5	3.1		(a)

(a)           For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $109 million.